Exhibit 10.2

May 24, 2012
William Shields

Dear Bill,
As you know, Omnicell, Inc. (“Omnicell”) entered into an agreement and plan of merger (“Merger Agreement”) under which MTS Medication Technologies, Inc. (“MTS”) became a wholly-owned subsidiary of Omnicell upon the closing of the transaction on May 21, 2012 (the “Closing”).
With this background in place, we are pleased to offer you the following principal terms for employment with Omnicell following the Closing. Your position will be Executive Vice President, reporting to Randall Lipps. Your monthly salary will be $21,666.66, less payroll deductions and all required withholdings, which is an annual equivalent of $260,000.00.
As a material inducement to accept Omnicell’s offer of employment, and subject to approval by our Board of Directors, at the next regularly scheduled meeting of the Board after the Closing, you will be granted an award of options to purchase up to 30,000 shares of Omnicell Common Stock at a price equal to the fair market value of such shares on the date of grant (the “Option”). Upon approval, those Option shares will vest and become exercisable during your active employment with Omnicell over a four-year vesting period, with twenty-five percent (25%) of the shares under the Option vesting on the one-year anniversary of the vesting commencement date, and the remaining shares vesting pro-rata on a monthly basis over the next thirty-six (36) months. In addition, as a material inducement to accept Omnicell’s offer of employment, and also subject to approval by our Board of Directors, you will be granted restricted stock units (RSUs) covering 15,000 shares of Omnicell Common Stock, which will vest in equal increments every six months over a four-year vesting period. This equity grant, comprised of share options and RSUs, will be subject to the terms and conditions of Omnicell’s stock option plan and your grant agreements.
As a further material inducement to accept Omnicell’s offer of employment, and subject to approval by our Board of Directors at the next regularly scheduled meeting after the Closing, you will be granted an additional RSU award covering 10,000 shares, which will vest in full 18 months from the date of grant, provided you remain actively employed with Omnicell during the vesting period. This stock grant will be subject to the terms and conditions of Omnicell’s stock option plan and your grant agreement.
Subject to the terms of the MTS Medication Technologies, Inc. Management Bonus Plan specially adopted for the remainder of calendar year 2012, you will be eligible to participate in a one-time bonus compensation program with a target payout of 90% of your base salary, as earned between April 1, 2012 and December 31, 2012, upon full achievement of the agreed metrics, to be evaluated, in the sole discretion of Omnicell, based on a combination of Omnicell and MTS company performance for the current MTS fiscal year beginning April 1, 2012, through December 31, 2012 and, if earned, paid on the first regular payday after the bonus amount, if any, has been calculated. You must be an Omnicell employee through the end of the bonus period (December 31, 2012) in order to earn the bonus. No prorated bonus can be earned or will be awarded except as specified in writing as part of the bonus plan document. Any bonuses are deemed earned and awarded at the sole discretion of Omnicell and its Board of Directors. For calendar year 2012, you will not be eligible for any other bonus compensation, including without limitation the Omnicell MBO Program (from which you hereby “opt-out” for calendar year 2012), and the Omnicell, Inc. 2010 Quarterly Executive Bonus Plan.

Employment at Omnicell or any of its subsidiaries is at-will employment, which means it may be terminated by you or by Omnicell at any time, with our without cause or liability, and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Omnicell. In addition, Omnicell may change your position, duties, compensation, benefits and work location from time to time at its discretion.
As an Omnicell employee, you will be eligible for benefits under the Omnicell, Inc. Amended and Restated Severance Benefit Plan (the “Severance Plan”, a copy of which is enclosed). In addition, in the event that your employment is terminated without Cause (as defined in the Severance Plan) and as a result of the transactions contemplated in the Merger Agreement and within six (6) months after the Closing, provided that you execute and allow to become fully effective a general release and waiver of all claims in the form attached hereto as Exhibit B, you will receive the following:

1.
A lump sum amount equal to your annual base salary, in addition to any Unpaid Bonus Payment and any Unpaid Current Period Bonus Payment (each as defined in the MTS Employment Agreement), all subject to payroll withholding and deduction, and payable on the sixtieth (60th) day following the date of employment termination;

2.
For up to twelve (12) months beginning on the termination date (the “COBRA Premiums Period”), the Company will pay an amount toward your COBRA premiums, equivalent to the Company’s share of the health care coverage premiums paid by the Company on your behalf while you were a participant in the group health insurance coverage in effect as of the termination date (the “COBRA Premiums Amount”), provided you timely elect continued coverage under COBRA. You will remain responsible for an amount equal to your share of health care coverage premiums, and the COBRA administrative fee. If Omnicell determines, in its sole discretion, that it cannot pay the COBRA Premiums Amount without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each month, a cash payment equal to the applicable COBRA Premiums Amount for that month, subject to applicable tax withholdings (such amount, the “Special Cash Payment”), during the COBRA Premiums Period. You may, but are not obligated to, use such Special Cash Payment toward the cost of COBRA premiums. If, during the COBRA Premiums Period, you become covered by group health insurance coverage through another employer or otherwise you cease to be eligible for COBRA, you must immediately notify Omnicell in writing of such event.

Payment of any severance under the above provision is subject to set-off against, and reduction of any benefits for which you may be eligible under the Severance Plan.
Your new terms of employment will take effect immediately upon the Closing.
For calendar year 2012 you will remain eligible to participate in, and you will remain enrolled in your current elected benefit plans, and transition to Omnicell plans thereafter. Omnicell may, however, change benefits from time to time at its discretion. Omnicell also maintains competitive medical, dental and vision plans as well as term life, long and short term disability insurance policies, and 401(k) plan. In addition, you will be given service credit for your service with MTS from your original date of hire by MTS, for purposes of all Omnicell compensation programs, the vacation policy, severance plans, and medical, dental and vision plans.
As a condition of employment and required by law, you must show proof of your identity and authorization to work in the United States. To complete the federally-required verification form (I-9), we ask that you submit copies of this documentation with your new employment materials during your first week of employment after the Closing. You will be provided with a list of permissible documents with the Form I-9.
As an employee of Omnicell or a subsidiary of Omnicell, you will be expected to abide by Company policies and procedures, the Company’s Policy Against Trading on the Basis of Inside Information and the Code of Ethics, and acknowledge in writing that you have read and understand the Company’s Employee Handbook. Initially, you will also be expected to abide by the MTS employee handbook. As a condition of employment, you must read, sign and comply with the attached Employee Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information. This offer is contingent upon a background check clearance. In addition as part of your duties for Omnicell, you may be assigned to work onsite with an Omnicell customer or otherwise to provide services to or interact with an Omnicell customer. Some of these customers have additional requirements that they impose upon individuals who work onsite at their facility or have access to their patient health information, including, but not limited to, the requirement that you submit to drug-testing, testing for various infectious diseases and/or background/screening checks. If you are assigned to work with such a customer, you will be given notice of the customer’s additional requirements and will be required to fulfill these requirements as a condition of your employment with Omnicell. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
This letter, together with your Employee Proprietary Information and Inventions Agreement, and your Noncompetition Agreement with Omnicell dated on or about May 21, 2012 forms the complete and exclusive statement of your employment agreement with Omnicell. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including that certain Employment Agreement between you and MTS Medication Technologies, Inc. dated January 30, 2011 (“MTS Employment Agreement”). Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Omnicell.
If you have any questions, please give Wendi Ellis a call at (615) 564-7183. Please note the above offer is good until May 30, 2012.
I am pleased to confirm your offer to join the Omnicell team. We are excited about the prospect of welcoming MTS employees to the Omnicell family.
Sincerely,
/s/ Randall A. Lipps

Randall A. Lipps
Chairman, President, and Chief Executive Officer

To indicate your acceptance of the company’s offer, please sign and date this letter in the space provided below (as well as the release that is attached to this letter) and return it to Human Resources via confidential fax at (650) 251-6277. A duplicate is enclosed for your records. This letter, along with the Employee Proprietary Information and Inventions Agreement, Policy Against Trading on the Basis of Inside Information and the Code of Ethics between you and the Omnicell, set forth the terms of your employment with Omnicell or a subsidiary of Omnicell and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Omnicell and by you.
_/s/ William Shields_________________________        __5/27/12_______________
Signature                        Date

EXHIBIT A
GENERAL RELEASE
This General Release (“Release”) is entered into between the individual named in the “Employee” section of the signature block below (“Employee”), and Omnicell, Inc. (“Omnicell”) (collectively, “the Parties”).
WHEREAS, although Omnicell is under no obligation to do so, in connection with the anticipated acquisition by Omnicell of Employee’s current employer, MTS Medication Technologies, Inc. (“MTS”), Omnicell is prepared to provide to Employee an offer of employment with Omnicell or MTS, effective as of the actual closing of the acquisition of MTS. In exchange for the good and valuable consideration set forth herein, the Parties agree as follows:
1.General Release of Claims by Employee. To the maximum extent permitted by law, Employee agrees for himself/herself and his/her heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, and discharge MTS, its past, present, or future parents, subsidiaries, and/or other affiliates; all of the past and present directors, officers, shareholders, employees and other agents and representatives of such entities; and any employee benefit plans in which Employee is or has been a participant by virtue of employment with MTS from or for any and all claims, debts, demands, accounts, judgments, rights, causes of action, claims for equitable relief, damages, costs, obligations, responsibility and liability of every kind and character whatever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Employee has against such entities as of the execution of this Release, including without limitation any and all claims Employee might have by virtue of his status, if any, as a shareholder of MTS or any affiliated entity of MTS, any and all claims arising out of Employee’s employment with MTS or the termination thereof, any claims arising from the MTS Employment Agreement, the MTS Medication Technologies, Inc. Management Bonus Plan, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, retaliation, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, including without limitation claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations, provided, however, that notwithstanding the foregoing or anything else contained in this Release, this Release shall not extend to: (i) any vested, unpaid rights under any pension, retirement or similar plan or any other rights under such plans which are inalienable under the terms of such plans; or (ii) Employee’s rights, if any, to indemnification, and/or defense under any MTS or Omnicell certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract; or (iii) Employee’s rights, where applicable, to file and/or participate in any administrative proceeding of any federal, state or local government agency; however, Employee shall not be entitled to recover any monetary relief or other individual remedy in connection with proceeding or any ensuing litigation; or (iv) any rights arising under the offer letter agreement between Employee and Omnicell dated May 24, 2012.
2.    Release of Age Discrimination Claims; Periods for Review and Reconsideration.
a.    Employee understands and agrees that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA), and that this Release does not waive rights or claims that may arise after the date the waiver is executed. Employee understands and warrants that Employee has a period of twenty-one (21) days to review and consider this Release. Employee is hereby advised to consult with an attorney prior to executing the Release. By Employee’s signature below, Employee warrants that Employee has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of the Release. Employee further understands that Employee may use as much or all of this 21-day period as Employee wishes before signing.

b.    Employee further understands that Employee has seven (7) days after signing this Release to revoke the Release by notice in writing to: Rob Seim, CFO Omnicell, Inc., 1201 Charleston Road, Mountain View, CA 94043 (“Omnicell Contact”). This Release shall be binding, effective, and enforceable upon Employee upon the expiration of this seven-day revocation period without the Omnicell Contact having received such revocation, but not before such time.
3.    Waiver of California Civil Code § 1542. Employee hereby agrees to waive Section 1542 of the California Civil Code (or any similar provision of any other state), which states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
4.    No Admission. Employee understands and agrees that neither Omnicell nor MTS has admitted any liability or obligation to provide the consideration contemplated herein.
5.    Severability and Consequences of Invalid Terms. Should any portion or provision of this Release be found void or unenforceable for any reason by a court of competent jurisdiction, the Parties intend that all portions and provisions of this Release be enforced to the maximum extent they would have been enforceable in the original Release. If such portion or provision cannot be so modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions and provisions of this Release, which shall otherwise remain in full force and effect.
6.    Counterparts. This Release may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.
7.    Governing Law. This Release shall be governed and construed in all respects in accordance with the laws of the State of California without regard to the conflict of laws rules contained therein.
8.    Understanding and Authority. There are no representations, promises or agreements between Omnicell, MTS and/or Employee other than those expressly set forth herein. The Parties have read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and binding.
IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.
Employee:    William Shields        Omnicell, Inc.
/s/ William Shields 5/27/12        /s/ Robin Seim 5/24/2012
Signature    Date        Signature    Date
CFO
Title

EXHIBIT B
Release and Waiver for Severance upon Termination
as a Result of the Transactions Contemplated
in the Merger Agreement (Change In Control)
[TO BE SIGNED ON OR AFTER EMPLOYMENT TERMINATION DATE]
1.General Release. In exchange for the consideration provided to Employee pursuant to the offer letter agreement with Omnicell, Inc. (“Omnicell”) dated May 24, 2012 (“Offer Letter Agreement”), that Employee is not otherwise entitled to receive, Employee hereby generally and completely releases Omnicell, Inc., MedPak Holdings, Inc., MTS Medication Technologies, Inc., and their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to Employee’s signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Employee’s employment with Omnicell or the termination of that employment; (1) all claims related to Employee’s compensation or benefits from Omnicell, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Omnicell; (1) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; claims under the MTS Employment Agreement (as defined in the Offer Letter Agreement); (1) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (1) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Family and Medical Leave Act, and the Florida Civil Rights Act of 1992 (as amended).
2.Exceptions. Employee is not releasing any claim that cannot be waived under applicable state or federal law. Employee is not releasing any rights that Employee may have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of Omnicell), any indemnification agreement between Employee and Omnicell, or any directors’ and officers’ liability insurance policy of Omnicell. Nothing in this Release shall prevent Employee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the Florida Commission on Human Relations, except that Employee hereby acknowledges and agrees that Employee shall not recover any monetary benefits in connection with any such proceeding with regard to any claim released in this Release. Nothing in this Release shall prevent Employee from challenging the validity of the Release in a legal or administrative proceeding.
3.ADEA Waiver. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA (“ADEA Waiver”). Employee also acknowledges that the consideration given for the ADEA Waiver is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (3) Employee’s ADEA Waiver does not apply to any rights or claims that arise after the date Employee signs this Release; (3) Employee should consult with an attorney prior to signing this Release; (3) Employee has twenty-one (21) days to consider this Release (although Employee may choose to voluntarily sign it sooner); (3) Employee has seven (7) days following the date Employee signs this Release to revoke the ADEA Waiver; and (3) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after Employee signs this Release.
4.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to Employee at present, Employee acknowledges that Employee has read and understands Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to Employee’s release of any unknown or unsuspected claims herein. Employee has read this Release, fully understands it and freely and knowingly agrees to its terms.
I UNDERSTAND THAT THIS RELEASE INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS, THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THE AGREEMENT AND GIVE THIS RELEASE.
Given this __ day of ____ , 2012

William Shields